                                                                    EXHIBIT 13.3

                                  JV VAX B.V.

                       CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF NOVEMBER 30, 1994 AND 1993 AND
                            FOR EACH OF THE PERIODS
                    ENDED NOVEMBER 30, 1994, 1993 AND 1992.

             REPORT OF RECONTA ERNST & YOUNG, INDEPENDENT AUDITORS

Board of Directors
J.V. Vax B.V.

    We have audited the accompanying consolidated balance sheets of JV Vax B.V. and its subsidiaries at November 30, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the periods ended November 30, 1994, 1993 and 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JV Vax B.V. and subsidiaries at November 30, 1994 and 1993, and the consolidated results of their operations and cash flows for each of the periods ended November 30, 1994, 1993 and 1992 in conformity with generally accepted accounting principles in the United States of America.

Milan, Italy
February 28, 1995

                          JV VAX B.V. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
             (IN MILLIONS OF ITALIAN LIRE, UNLESS OTHERWISE NOTED)
                                     ASSETS

                                                                                         NOVEMBER 30,
                                                                              -----------------------------------
                                                                                  1994        1994        1993
                                                                              ------------  ---------  ----------
                                                                              (IN 000 US$)
Current assets:
  Cash......................................................................   $   12,203      19,745       4,908
  Accounts receivable, trade, net of allowances (Note 3)....................       34,503      55,826      53,763
  Inventories (Note 4)......................................................       12,926      20,915      19,332
  Due from affiliates.......................................................          145         234       1,020
  Deferred income taxes (Note 7)............................................           --          --         377
  Prepaid expenses and other current assets.................................          437         707         697
                                                                              ------------  ---------  ----------
  Total current assets......................................................       60,214      97,427      80,097
Property, plant and equipment, net (Note 5).................................       27,082      43,818      44,696
Intangible assets, net of accumulated amortization of Lit. 3,316 in 1994 and
 Lit. 2,518 in 1993 (Note 2)................................................          268         434       6,002
Investments in consortia....................................................           59          95          35
Deferred income taxes (Note 7)..............................................          299         484         484
                                                                              ------------  ---------  ----------
    Total assets............................................................   $   87,922     142,258     131,314
                                                                              ------------  ---------  ----------
                                                                              ------------  ---------  ----------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank borrowings (Note 10).................................................  $     4,266       6,903      23,057
  Accounts payable, trade...................................................        8,544      13,825      12,037
  Other payables (Note 8)...................................................        6,330      10,242       5,929
  Accrued compensation and related expenses.................................        3,154       5,103       4,098
  Income taxes payable (Note 7).............................................          178         288         416
  Due to affiliates (Note 12)...............................................        1,219       1,972       9,047
  Accrued expenses and sundry liabilities...................................        3,862       6,247       5,501
  Accrual for expected costs (Note 8).......................................        2,350       3,803       4,000
                                                                              ------------  ---------  ----------
    Total current liabilities...............................................       29,903      48,383      64,085
Termination indemnities.....................................................        5,488       8,880       7,650
Accrual for expected costs (Note 8).........................................      --           --           8,824
Long-term debt (Note 11)....................................................        9,271      15,000      --
                                                                              ------------  ---------  ----------
                                                                                   44,662      72,263      80,559
Commitments and Contingencies (Note 14).....................................      --           --          --
Shareholders' equity:
  Common stock, 400,000, and 224,700 shares authorized, issued and outstanding, respectively, at November 30, 1994 and 1993, par value 1,000
   NLG......................................................................       92,426     149,545     149,545
  Additional paid-in-capital................................................          765       1,238       1,238
  Accumulated Deficit.......................................................      (49,931 )   (80,788)   (100,028)
                                                                              ------------  ---------  ----------
                                                                                   43,260      69,995      50,755
                                                                              ------------  ---------  ----------
    Total liabilities and shareholders' equity..............................  $    87,922     142,258     131,314
                                                                              ------------  ---------  ----------
                                                                              ------------  ---------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                          JV VAX B.V. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (IN MILLIONS OF ITALIAN LIRE, UNLESS OTHERWISE NOTED)

                                                                       FOR THE PERIODS ENDED NOVEMBER 30,
                                                                -------------------------------------------------
                                                                    1994        1994        1993         1992
                                                                ------------  ---------  -----------  -----------
                                                                (IN 000 US$)                           (NOTE 2)

Net sales.....................................................   $   56,676      91,701       71,376       60,975
Other revenue (Note 12).......................................        2,578       4,172        1,549          134
                                                                ------------  ---------  -----------  -----------
                                                                     59,254      95,873       72,925       61,109
Costs and expenses:
  Cost of sales...............................................       24,105      39,002       31,224       26,359
  Research and development (Note 2)...........................        9,233      14,938        9,870       11,507
  Write-off of in-process technology (Note 1).................       --          --          --            98,803
  Selling, general and administrative expenses................       21,789      35,255       29,186       23,576
                                                                ------------  ---------  -----------  -----------
                                                                     55,127      89,195       70,280      160,245
                                                                ------------  ---------  -----------  -----------
Income (loss) from operations.................................        4,127       6,678        2,645      (99,136)
Interest expense, net                                                  (789)     (1,278)      (2,053)      (1,144)
Other income, net (Note 8)....................................       11,153      18,046        4,032        5,291
Gain on remeasurement to functional currency..................          567         918           33          380
Foreign currency exchange losses (Note 2).....................          (63)       (103)        (736)        (458)
                                                                ------------  ---------  -----------  -----------
Income (loss) before provision for income taxes...............       14,995      24,261        3,921      (95,067)
Provision for income taxes (Note 7)...........................        3,103       5,021        5,404        3,478
                                                                ------------  ---------  -----------  -----------
Net income (loss).............................................   $   11,892      19,240       (1,483)     (98,545)
                                                                ------------  ---------  -----------  -----------
                                                                ------------  ---------  -----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                         J.V. VAX B.V. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE PERIODS ENDED NOVEMBER 30, 1994, 1993 AND 1992
             (IN MILLIONS OF ITALIAN LIRE, UNLESS OTHERWISE NOTED)

                                                                             ADDITIONAL
                                                                  COMMON       PAID IN    ACCUMULATED
                                                                   STOCK       CAPITAL      DEFICIT        TOTAL
                                                                -----------  -----------  ------------  -----------
Balance at November 30, 1991..................................           26          --            --            26
  Shares issued on acquisition of Biocine SpA (Note 1)........      149,519          --            --       149,519
  Net loss in 1992............................................           --          --       (98,545)      (98,545)
                                                                -----------  -----------  ------------  -----------
Balance at November 30, 1992..................................      149,545          --       (98,545)       51,000
  Additional paid in capital (Note 1).........................           --       1,238            --         1,238
  Net income in 1993..........................................           --          --        (1,483)       (1,483)
                                                                -----------  -----------  ------------  -----------
Balance at November 30, 1993..................................      149,545       1,238      (100,028)       50,755
  Net income in 1994..........................................           --          --        19,240        19,240
                                                                -----------  -----------  ------------  -----------
Balance at November 30, 1994..................................      149,545       1,238       (80,788)       69,995
                                                                -----------  -----------  ------------  -----------
                                                                -----------  -----------  ------------  -----------
Balance at November 30, 1994 in U.S. $000
 (Note 1).....................................................  $    92,426   $     765    $  (49,931)  $    43,260
                                                                -----------  -----------  ------------  -----------
                                                                -----------  -----------  ------------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                          JV VAX B.V. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             (IN MILLIONS OF ITALIAN LIRE, UNLESS OTHERWISE NOTED)

                                                                        FOR THE PERIODS ENDED NOVEMBER 30,
                                                                 ------------------------------------------------
                                                                 IN 000 US$     1994        1993         1992
                                                                 -----------  ---------  -----------  -----------
                                                                                                       (NOTE 2)

Net Income/(loss)..............................................  $    11,892     19,240       (1,483)     (98,545)
Adjustments:
  Depreciation expense.........................................        4,032      6,524        5,785        5,022
  Amortization of intangibles..................................          493        798        1,260        1,258
  Write-off of in-process technology...........................      --          --          --            98,803
  Provision for losses and returns on receivables..............        1,208      1,954        1,894        4,292
  Reserves for inventory.......................................      --          --          --               769
  Reduction in accrual for expected costs......................       (2,240)    (3,624)      (3,640)     --
  Gain on remeasurement to functional currency.................         (568)      (918)         (33)        (380)
  Deferred income taxes........................................        3,181      5,148        6,135        2,201
  Termination indemnities charge...............................        1,021      1,652        1,313        1,030
  Other, net...................................................      --              (1)        (339)          85
  Changes in operating assets and liabilities:
    Accounts receivable, trade.................................       (1,494)    (2,417)     (17,214)     (41,818)
    Accounts receivable, other.................................       (1,116)    (1,806)       4,926      (16,800)
    Accounts receivable, affiliate.............................          486        786         (806)        (214)
    Inventories................................................         (978)    (1,583)       5,625        1,262
    Prepaid expenses and other current assets..................           (6)       (10)       1,001       (1,143)
    Accounts payable, trade....................................        1,105      1,788         (461)      11,852
    Accounts payable, other....................................        2,666      4,313        4,379          904
    Accounts payable, affiliate................................       (1,333)    (2,156)      (5,397)      (2,095)
    Accrued compensation and related expenses..................          621      1,005          353        3,566
    Income taxes payable.......................................          (79)      (128)        (807)       1,223
    Accrual for expected costs.................................       (2,472)    (4,000)      (2,513)      (1,900)
    Accrued expenses and sundry liabilities....................          308        498        1,337          950
  Payments of termination indemnities..........................         (281)      (454)        (190)        (407)
                                                                 -----------  ---------  -----------  -----------
Net cash provided (used) by operating activities...............       16,446     26,609        1,125      (30,085)
Investing activities:
  Purchase of property, plant and equipment....................       (3,498)    (5,660)      (5,635)      (4,202)
  Investments in consortia.....................................          (37)       (60)         (25)         (10)
                                                                 -----------  ---------  -----------  -----------
Net cash used in investing activities..........................       (3,535)    (5,720)      (5,660)      (4,212)
Financing activities:
  Net change in short-term borrowings..........................       (9,984)   (16,154)      17,032        6,025
  Proceeds from long term loan.................................        9,271     15,000      --           --
  Proceeds and (repayments) of debt from affiliate.............       (3,041)    (4,919)      (8,284)      13,203
  Cash acquired in exchange for shares issued (Note 1).........      --          --          --            15,802
                                                                 -----------  ---------  -----------  -----------
Net cash provided (used) by financing activities...............       (3,754)    (6,073)       8,748       35,030
                                                                 -----------  ---------  -----------  -----------
Effect of exchange rate change on cash.........................           13         21          (63)          (1)
                                                                 -----------  ---------  -----------  -----------
Net increase in cash...........................................        9,170     14,837        4,150          732
Cash at beginning of the period................................        3,033      4,908          758           26
                                                                 -----------  ---------  -----------  -----------
Cash at end of the period......................................  $    12,203     19,745        4,908          758
                                                                 -----------  ---------  -----------  -----------
                                                                 -----------  ---------  -----------  -----------
Supplemental disclosure:
Interest paid..................................................  $       965      1,561        1,808          153
                                                                 -----------  ---------  -----------  -----------
                                                                 -----------  ---------  -----------  -----------
Income taxes paid..............................................  $        23         37          110           89
                                                                 -----------  ---------  -----------  -----------
                                                                 -----------  ---------  -----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                          JV VAX B.V. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         NOVEMBER 30, 1994, 1993, 1992
                         (IN MILLIONS OF ITALIAN LIRE)

1.  BACKGROUND AND ORGANIZATION
    J.V. Vax B.V. (VAX) is a holding company incorporated in the Netherlands, which was formed by Ciba-Geigy in 1990. Since 1992, VAX has held the investment in Biocine S.p.A. and Biocine S.A.R.L. Ciba-Geigy and the Chiron Corporation each owned a 50% interest in VAX from January 1992 until January 4, 1995, when the Chiron Corporation purchased Ciba-Geigy's 50% interest in VAX.

    On January 23, 1992, Ciba-Geigy AG of Basle, Switzerland, on behalf of itself and the Chiron Corporation, a United States based corporation, acquired the business of Biocine Sclavo S.p.A. (later renamed Biocine S.p.A.) of Siena, Italy. The acquisition was funded equally by both parties. Immediately after the acquisition, Ciba-Geigy AG transferred all the issued and outstanding shares of Biocine S.p.A. to VAX at a price equal to the fair value of the net assets acquired by it.

    VAX issued 224,190 shares of its common stock at par value, in consideration for the shares of Biocine S.p.A. The value assigned to the shares issued (Lit. 150,757) represented the fair value of the net assets received (including cash amounting to Lit. 15,802). The value of the shares issued was allocated as follows: Lit. 149,519 to common stock and Lit. 1,238 to additional paid in capital.

    The acquisition of Biocine S.p.A. has been accounted for under the purchase method of accounting with an effective date of January 1, 1992, as the economic substance of the transaction had been completed by that date.

    During the allocation period, Biocine S.p.A. was advised as to significant deficiencies by the Food and Drug Administration (FDA) in the United States with respect to compliance with regulatory standards in the production of vaccines. Additionally, it became known that certain receivables due as well as amounts potentially recoverable under a warranty agreement from the seller of Biocine S.p.A. would probably not be recovered. VAX, therefore, in the allocation process provided approximately Lit. 35,000 to cover the expected costs of bringing the production facility to FDA standards and for the anticipated losses on receivables, since it was then assessed that the seller did not have the financial capacity to honor guarantees and representations made with respect to the facility or make payment on the receivables. The remainder of the excess of cost over assets acquired and liabilities assumed has been allocated, based upon independent appraisal, to base technology of approximately Lit. 9,900 and in-process technology of Lit. 98,803. The base technology is being amortized over 10 years, using the straight line method and the amount allocated to in-process technology was charged to earnings in 1992.

    In May 1992, VAX formed Biocine S.A.R.L., a French based company. The results of this company are included in operations since the date of formation.

    Biocine S.p.A.'s principal business activity is the research, manufacture and distribution of vaccines for use against infectious diseases. It also provides research services to third parties. Biocine S.A.R.L. provides management and consultancy services to affiliated companies.

    To comply with the appropriate statutory requirements, the entities included in the consolidation maintain their accounts to prepare financial statements in accordance with accounting principles generally accepted in the countries in which they are domiciled: Italy, the Netherlands and France. Adjustments have been made to such financial statements to present the accompanying financial statements in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP). The nature of such adjustments relate primarily to accounting for business combinations, accounting for intangible assets and income taxes.

                          JV VAX B.V. AND SUBSIDIARIES

                         NOVEMBER 30, 1994, 1993, 1992
                         (IN MILLIONS OF ITALIAN LIRE)

1.  BACKGROUND AND ORGANIZATION (CONTINUED)
    The local currency accounting records of VAX and its French subsidiary have been remeasured into Lire as management has decided that the Italian Lire is the functional currency. The remeasurement of the local currency accounting records into Italian Lire creates exchange gains and losses which are included in net income.

2.  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the financial statements of VAX and its wholly-owned subsidiaries Biocine S.p.A. and Biocine S.A.R.L. (the "Company"). Significant intercompany accounts and transactions have been eliminated in consolidation.

    Though VAX's year end is December 31, the consolidated financial statements are dated at and as of November 30, since Biocine S.p.A., included in the consolidation as of November represents 99% and more than 80% of the group's consolidated revenue and assets, respectively, for each of the three periods ended November 30, 1994, 1993 and 1992. The period ended November 30, 1992 represents the eleven months of operations from date of acquisition, January 1, 1992. For statutory purposes Biocine S.p.A.'s year end is December 31.

INVENTORIES

    Raw materials and finished goods are valued at the lower of cost or market using the LIFO (last-in, first-out) method. Work-in-process is valued at the lower of cost or market using the average cost method.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation on property, plant and equipment is computed by the straight-line method as follows:
buildings -- 20 years; machinery and equipment -- 5 to 8 years and office furniture, fixtures and transportation equipment -- 4 to 6 years. Leasehold improvements are amortized by the straight-line method over the lesser of the lease term or their estimated useful lives.

INTANGIBLE ASSETS

    Intangible assets consist of base technology, trademarks and patents that are amortized on a straight-line basis over their estimated useful lives of 10 years.

REVENUE RECOGNITION

    Revenues from product sales are recognized when ownership is transferred to customers, generally upon shipment. Revenue from research services performed on behalf of third parties is recognized proportionately based on the stage of completion. Revenue from affiliates is for managerial and consultancy services provided and is recognized as services are rendered.

RESEARCH AND DEVELOPMENT COSTS

    All costs of research and development, including acquired in-process technology, are charged to earnings as incurred.

INCOME TAXES

    The Company accounts for income taxes under the liability method of accounting in accordance with FAS Statement No. 109, Accounting for Income Taxes. Statement 109 requires an asset and liability approach to account for income tax and allows for the recognition and measurement of deferred tax assets based on the likelihood of realization of tax benefits in future years.

                          JV VAX B.V. AND SUBSIDIARIES

                         NOVEMBER 30, 1994, 1993, 1992
                         (IN MILLIONS OF ITALIAN LIRE)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STATEMENTS OF CASH FLOWS

    The Company's short term borrowings arise primarily under its bank overdraft, export and import purchase facilities. These short term borrowings have maturities of less than three months. The cash flows from these items are included under the caption "net change in short term borrowings" in the Consolidated Statement of Cash Flows.

FOREIGN CURRENCY TRANSACTIONS

    Accounts receivable and payable transactions denominated in foreign currencies, have been recorded at the exchange rate in effect on the relevant transaction dates. Such receivables and payables are adjusted to current exchange rates as of the balance sheet date, and unrealized gains and losses are recorded in income.

CONCENTRATION OF RISK

    The Company has not experienced significant credit losses from its trade customers, which consist principally of numerous state guided public health and not-for-profit entities. No single customer accounted for 10% or more of total sales in any of the periods ended November 30, 1994, 1993 and 1992. The Company performs on going credit evaluations of its customers and reserves are maintained for potential credit losses. Losses incurred on trade receivables have been within management's expectation.

    The Company hedges a portion of its receivables and payables which are denominated in foreign currencies by depositing or borrowing in the appropriate currencies to provide an economic hedge against fluctuations in foreign currency exchange rates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of cash, investments, accounts receivable and payable are a reasonable estimate of their fair values. The carrying amounts of the Company's borrowings under its short-term revolving credit lines approximate their fair value. The fair value of the Company's long term debt is estimated using discounted cash flow analysis based on the Company's incremental borrowing rates.

TERMINATION INDEMNITIES

    The termination indemnity relates to the Italian subsidiary, Biocine S.p.A. In accordance with Italian laws, an employee benefit is accrued for service to date and is payable immediately upon separation. The termination indemnity liability is calculated in accordance with local civil and labor laws based on each employee's length of service, employment category and renumeration. The termination liability is adjusted annually by a cost of living index provided by the Italian Government. There is no vesting period or funding requirement associated with the liability.

INFORMATION EXPRESSED IN U.S. DOLLARS

    The consolidated financial statements are stated in Italian Lire. The translation of Italian Lire amounts of the most recent fiscal year into U.S. dollar amounts is included solely for informational purposes and has been made at the rate of Lit. 1,618 to U.S. $1, the approximate rate of exchange at November 30, 1994.

    Such translation should not be construed as a representation that the Italian Lire amounts could be converted into U.S. dollars at that or any other rate.

                          JV VAX B.V. AND SUBSIDIARIES

                         NOVEMBER 30, 1994, 1993, 1992
                         (IN MILLIONS OF ITALIAN LIRE)

3.  ACCOUNTS RECEIVABLE ALLOWANCES
    Allowances provided for accounts receivable are as follows:

                                                                                1994       1993
                                                                              ---------  ---------
Doubtful accounts...........................................................        923        569
Customer returns............................................................      1,600      1,600
                                                                              ---------  ---------
                                                                                  2,523      2,169
                                                                              ---------  ---------
                                                                              ---------  ---------

    The amounts charged to bad debt expense were Lit. 275, Lit. 294 and Lit. 354 in 1994, 1993 and 1992, respectively.

4.  INVENTORIES
    Inventories consist of the following:

                                                                             1994       1993
                                                                           ---------  ---------
Raw material and supplies................................................      6,085      4,766
Work in process..........................................................     12,264     12,218
Finished goods...........................................................      2,566      2,348
                                                                           ---------  ---------
                                                                              20,915     19,332
                                                                           ---------  ---------
                                                                           ---------  ---------

    The excess of the current cost over LIFO values assigned to raw materials and finished goods at November 30, 1994 and 1993, were Lit. 588 and Lit. 347, respectively.

5.  PROPERTY, PLANT AND EQUIPMENT

                                                                            1994       1993
                                                                          ---------  ---------
Land and buildings......................................................     18,968     18,793
Machinery, furniture and transportation equipment.......................     39,386     34,842
Leasehold improvements..................................................      2,927      2,139
Construction in progress................................................        261        271
                                                                          ---------  ---------
                                                                             61,542     56,045
Less: accumulated depreciation..........................................    (17,724)   (11,349)
                                                                          ---------  ---------
                                                                             43,818     44,696
                                                                          ---------  ---------
                                                                          ---------  ---------

6.  SHAREHOLDERS' EQUITY
    Italian law requires that 5% of net income be retained as a legal reserve until such reserve equals 20% of share capital. This reserve is restricted for the payment of dividends.

                          JV VAX B.V. AND SUBSIDIARIES

                         NOVEMBER 30, 1994, 1993, 1992
                         (IN MILLIONS OF ITALIAN LIRE)

7.  INCOME TAXES
    The provision for income taxes is as follows:

                                                                       1994       1993       1992
                                                                     ---------  ---------  ---------
Current:
  National (IRPEG).................................................       (277)      (507)       881
  Local (ILOR).....................................................         43       (228)       396
  Foreign taxes....................................................        107          4     --
                                                                     ---------  ---------  ---------
                                                                          (127)      (731)     1,277
Deferred...........................................................      5,148      6,135      2,201
                                                                     ---------  ---------  ---------
Total..............................................................      5,021      5,404      3,478
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    The components of temporary differences which gave rise to deferred tax assets and liabilities at November 30, are as follows:

                                                                             1994       1993
                                                                           ---------  ---------
Deferred tax liabilities:
  Accelerated amortization on intangibles................................     --            908
  Accelerated depreciation on property, plant and equipment..............        835     --
  Intangibles (purchased technology).....................................     --          1,467
                                                                           ---------  ---------
  Total deferred tax liabilities.........................................        835      2,375
                                                                           ---------  ---------
                                                                           ---------  ---------
Deferred tax assets:
  Accrual for expected costs in connection with acquisition..............      8,913     12,892
  Intangible assets......................................................        484        861
                                                                           ---------  ---------
  Total deferred tax assets..............................................      9,397     13,753
  Valuation allowance....................................................     (8,078)   (10,517)
                                                                           ---------  ---------
  Deferred tax assets, net...............................................      1,319      3,236
  Deferred tax liabilities...............................................       (835)    (2,375)
                                                                           ---------  ---------
Net deferred tax assets..................................................        484        861
                                                                           ---------  ---------
                                                                           ---------  ---------

    A valuation allowance has been recognized to offset the deferred tax asset relating to the accrual for expected costs to be incurred in connection with the acquisition since it was more likely than not that most of the deferred tax asset would not be realized. The tax benefits of the reduction in the liabilities for which the deferred tax asset was originally recognized have been applied to reduce noncurrent intangible assets related to the acquisition.

    In accordance with FAS Statement 109, deferred tax assets and liabilities are classified as current or noncurrent in the accompanying balance sheets based on the classification of the related asset or liability.

                          JV VAX B.V. AND SUBSIDIARIES

                         NOVEMBER 30, 1994, 1993, 1992
                         (IN MILLIONS OF ITALIAN LIRE)

7.  INCOME TAXES (CONTINUED)
    The following summarizes the differences between the Company's effective tax rates and the statutory rates:

                                                                   1994       1993       1992
                                                                 ---------  ---------  ---------
Tax @ Italian statutory rates of 53.2% in 1994 and 52.2% in
 1993 and 1992.................................................     12,907      2,047    (49,789)
Subsidiary taxes at lower rates................................        (15)    --         --
Permanent differences:
  Write-off of in-process technology...........................     --         --         51,575
  Tax on capital and other net.................................        286      3,357      1,692
  Non-taxable income...........................................     (8,157)    --         --
                                                                 ---------  ---------  ---------
Provision for income taxes.....................................      5,021      5,404      3,478
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

8. ACCRUAL FOR EXPECTED COSTS AND LOSSES IN CONNECTION WITH ACQUIRED BUSINESS OF BIOCINE S.P.A.
    As more fully explained in note 1, VAX provided an accrual amounting to Lit. 35,000 in the allocation process, in connection with the acquisition of Biocine to cover the expected costs of restoring the facility to US manufacturing standards required by the Federal Drug Administration (FDA) in the United States and loss on receivables. Since 1992 significant costs have been incurred by Biocine to comply with FDA standards and the collectibility of the accounts receivable proved to be doubtful.

    As a result of the sightings by the FDA, Biocine spent Lit. 4,000, Lit. 4,600 and Lit. 1,900 in 1994, 1993 and 1992, respectively. The amounts incurred were charged to the accrual.

    In December 1992, Ciba-Geigy, on behalf of VAX, brought legal actions against the seller of Biocine S.p.A. claiming reparation from the seller, who had guaranteed that the facility met the FDA and other regulatory standards. In December 1993, to alleviate further controversies, both parties, the seller and Ciba-Geigy, agreed to settle the claim for an all-inclusive sum of Lit. 14,300, the seller waiving rights to future income of Biocine S.p.A.. The proceeds from the claim were received by VAX in 1994.

    Upon receipt of the settlement, which represented the guarantee and representation the seller had made concerning the facility upon acquisition, VAX recognized it as income in 1994.

    The remaining balance of the accrual for expected costs in the amount of Lit. 3,803 at November 30, 1994, is the additional cost the Company expects to incur to complete the program to upgrade the production facility to comply with regulatory standards.

    As was anticipated, based on available facts at the date of Biocine S.p.A.'s acquisition, it became increasingly more evident that receivables due from the seller would probably not be recovered. In addition, to these receivables, the Company had agreed at acquisition, to share the facilities occupied by Sclavo and to provide each other with certain administrative services for a fee. Furthermore, due to certain legal requirements which needed to be observed, Sclavo continued to bill and collect accounts receivable from customers on behalf of Biocine through June 1992. As such, the Company provided for this exposure during the allocation period. At November 30, 1994, amounts due from Sclavo are fully reserved for by the accrual for expected costs and losses. At November 30, 1994 and 1993, Biocine has amounts payable to the Sclavo companies in the amount of Lit. 10,242 and Lit. 5,929, respectively. No right of set-off exists.

                          JV VAX B.V. AND SUBSIDIARIES

                         NOVEMBER 30, 1994, 1993, 1992
                         (IN MILLIONS OF ITALIAN LIRE)

9.  INVESTMENTS IN CONSORTIA
    Biocine S.p.A. has holdings in three consortia, NIRE.Co (Lit. 10 - 33%), CIS.NE (Lit. 25 - 50%) and Consortio Siena Ricerche (Lit. 60 - 16.7%). The three consortia are substantially dormant and have been established solely to facilitate the application for research grants. The Company recognized revenue in the amount of Lit. 2,569 from these consortia in 1994 (see Note 12).

10. LINES OF CREDIT
    The Company's subsidiary, Biocine S.p.A. has unsecured, short-term revolving credit lines with seven banks, renewable at the options of either parties, which provides for borrowings of up to Lit. 44,400. The lines of credit bear interest at a weighted average rate of 7.8%. The lines of credit are allocated to provide for an overdraft facility, borrowings up to a certain percentage of accounts receivable that have been placed with banks by customers guaranteeing payment to the Company and for hedging of the Company's receivables and payables in foreign currencies.

    At November 30, 1994, the Company has approximately Lit. 37,700 available for borrowings from the credit lines.

    In December 1992, Ciba-Geigy, AG, which owned a 50% interest in VAX, made available to Biocine S.p.A., through its financing subsidiary, CI GE FI, S.p.A., a credit line which allows Biocine to borrow from Lit. 7,000 to Lit. 37,000. The facility was reduced to a maximum amount of Lit. 33,000 in 1993. The credit line bears interest at prevailing market rate of 8.5%. At November 30, 1994, the Company had no amounts outstanding from the line of credit. Interest paid relating to outstanding borrowings were Lit. 275, Lit. 858 and Lit. 142 in 1994, 1993, and 1992, respectively.

11. LONG-TERM DEBT
    In 1994, the Company borrowed Lit. 15,000 from Monte dei Paschi di Siena bank which bears interest at a variable rate (approximately 4.7% at November 30, 1994). The loan is payable in semi-annual installments starting in February 1996. The terms of the loan, which bears interest below the Italian prime rate, requires that Biocine S.p.A. retains its research facility in Siena. The loan is guaranteed by the Chiron Corporation and Ciba-Geigy, AG.

    The fair value of the long term debt is approximately Lit. 12,858.

    Maturities of this debt are as follows: Lit. 2,200 in 1996; Lit. 2,325 in 1997; Lit. 2,435 in 1998; Lit. 2,550 in 1999; Lit. 2,671 in 2000 and; Lit. 2,819
thereafter.

12. OTHER INCOME AND TRANSACTIONS WITH AFFILIATES
    Other revenue consists of the following:

                                                                        1994       1993       1992
                                                                      ---------  ---------  ---------
Research services...................................................      2,569         91     --
Revenue from affiliates.............................................      1,603      1,458        134
                                                                      ---------  ---------        ---
                                                                          4,172      1,549        134
                                                                      ---------  ---------        ---
                                                                      ---------  ---------        ---

    Biocine S.A.R.L. provides services to its affiliates. Revenues earned from the Biocine Company are as indicated above.

    The Chiron Corporation, which had a 50% interest in VAX, provides managerial and consultancy services to Biocine S.p.A. Charges for such services and additional clinical trial costs paid by Chiron

                          JV VAX B.V. AND SUBSIDIARIES

                         NOVEMBER 30, 1994, 1993, 1992
                         (IN MILLIONS OF ITALIAN LIRE)

12. OTHER INCOME AND TRANSACTIONS WITH AFFILIATES (CONTINUED)
Corporation on behalf of Biocine S.p.A. amounted to Lit. 5,868, Lit. 6,833 and Lit. 6,479 in 1994, 1993 and 1992, respectively. Amounts due to the Chiron Corporation at November 30, 1994 and 1993 were Lit. 1,078 and Lit. 3,489, respectively:

    An affiliate, Zyma S.p.A., acts as an agent on behalf of Biocine S.p.A. and earns commission on sales. Commission expenses incurred by Biocine in connection with this arrangement in 1994, 1993, and 1992 were Lit. 643, Lit. 850 and Lit. 975, respectively. Amounts due to Zyma S.p.A. at November 30, 1994 and 1993, were Lit. 633 and Lit. 600, respectively.

13. INFORMATION REGARDING EXPORT SALES
    The company operates in the single industry segment for the research, manufacture and distribution of vaccines for use against infectious diseases.

    Total export sales by geographic area are as follows:

                                                                   1994       1993       1992
                                                                 ---------  ---------  ---------
European countries, other than Italy...........................      6,888      4,385      4,659
North America..................................................      2,893      2,134      1,203
Latin America..................................................      8,404      5,546      3,316
Asia...........................................................      3,705      2,210      1,363
Middle East....................................................      4,386      3,742        281
Africa.........................................................      2,304     --             43
Other..........................................................      1,743      1,817        474
                                                                 ---------  ---------  ---------
                                                                    30,323     19,834     11,339
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

14. COMMITMENTS, CONTINGENCIES AND OTHER

LEASE COMMITMENTS

    The Company leases computer and office equipment under non-cancellable leases which expire at various dates through year 1998. Approximate minimum rental commitments, under operating leases at November 30, 1994 are as follows:

1995................................................................        532
1996................................................................        448
1997................................................................        223
1998................................................................         18
                                                                      ---------
                                                                          1,221
                                                                      ---------
                                                                      ---------

    Rent expense under operating leases approximated Lit. 741, Lit. 280 and Lit. 91 in 1994, 1993 and 1992, respectively.

ROYALTY AGREEMENTS

    The Company has licensing agreements with four companies which allow the Company to utilize certain processes developed by those companies in the production of the Company's vaccines.

    The licensing agreements provide for the Company to pay royalties ranging from 2.5% to 7.5% of the net sales relating to the product in which the processes or technical knowledge were used, in certain territories. Royalty expenses were Lit. 3,157, Lit. 834 and Lit. 295 in 1994, 1993 and 1992, respectively.

                          JV VAX B.V. AND SUBSIDIARIES

                         NOVEMBER 30, 1994, 1993, 1992
                         (IN MILLIONS OF ITALIAN LIRE)

14. COMMITMENTS, CONTINGENCIES AND OTHER (CONTINUED)
GUARANTEES

    The Company has performance bonds outstanding in the amount of Lit. 1,683 and Lit. 1,017 in 1994 and 1993, respectively, in connection with sales to public health authorities.

LITIGATION

    The Company is involved in various legal proceedings arising in the normal course of business. Management believes that the final outcome of these proceedings will not have a material adverse effect on the Company's results of operations or financial position.

OTHER

    Since the acquisition of Biocine S.p.A. in January 1992, the Company has mutually occupied two campuses, one in Siena, Italy and one in Rosia, Italy with a group of companies, collectively known as "The Marcucci Group". Sclavo S.p.A. owns the facilities in Siena and Biocine S.p.A. owns the facilities in Rosia.

    In accordance with the original terms of the purchase agreement, Biocine S.p.A. pays a nominal rent (Lit. 1 per annum) for the buildings it occupies at the Siena campus. The original agreement provided for rental terms of up to 12 years from Sclavo S.p.A. Within the first year of this arrangement disputes arose between Biocine S.p.A. and Sclavo which led to litigation that was settled in 1994. As part of these disputes Biocine S.p.A. was requested by Sclavo to submit a plan to evacuate the Siena property to Sclavo S.p.A. Therefore, in 1992, no value was assigned to this rental agreement in the allocation process because Biocine S.p.A. considered the occupation period to be indeterminate, due in part to the financial capacity of the seller.

    The current plan calls for the moving of the entire operations of Biocine S.p.A. to the Rosia campus. The first phase of this expansion began in 1994.

15.  SUBSEQUENT EVENTS

    On  January  4,  1995,  Chiron  purchased  the  remaining  50%  of  VAX from
Ciba-Geigy.